                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       FEDERATED DEPARTMENT STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       FEDERATED DEPARTMENT STORES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                       FEDERATED DEPARTMENT STORES, INC.
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                                                  April 19, 1994

To the Shareholders:

     You are cordially invited to attend the 1994 Annual Meeting of Federated shareholders, to be held Friday, May 20, 1994, at 11:00 a.m., Eastern Daylight Savings Time, at Federated's principal executive offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every shareholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

                                            Sincerely,

                                            ALLEN I. QUESTROM
                                            Chairman of the Board
                                            and Chief Executive
                                            Officer

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND RETURN
   YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 7 West Seventh Street, Cincinnati, Ohio 45202

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
  ---------------------------------------------------------------------------

To the Shareholders:

     Notice is hereby given that the Annual Meeting of shareholders of Federated Department Stores, Inc. will be held at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 20, 1994, at Federated's principal executive offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect four Class II members of the Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick as Federated's independent accountants for the fiscal year ending January 28, 1995;

     3. To act upon a shareholder proposal, if properly presented at the Annual Meeting, to change the date of the annual meeting to the second Friday in June; and

     4. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Shareholders of record at the close of business on April 1, 1994, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                            DENNIS J. BRODERICK
                                            Secretary

April 19, 1994

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of Federated Department Stores, Inc. (the "Company"), of proxies for use at the Annual Meeting of the shareholders of the Company to be held at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 20, 1994, at the Company's principal executive offices and at any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the Notice of Meeting and accompanying proxy are being mailed to shareholders on or about April 19, 1994.

                                    GENERAL

     The holders of record of shares of common stock of the Company ("Common Stock") at the close of business on April 1, 1994, are entitled to vote such shares at the Annual Meeting. On April 1, 1994, there were outstanding 126,527,235 shares of Common Stock, excluding shares held in the treasury of the Company. Each share of Common Stock, exclusive of treasury shares, is entitled to one vote on each of the matters listed in the Notice of Meeting. The holders of a majority of outstanding shares constitute a quorum for the transaction of business at the Annual Meeting.

     This proxy solicitation is intended to afford shareholders the opportunity to vote regarding the election of directors, the appointment of independent accountants, a shareholder proposal to change the date of the annual meeting (if such proposal is presented at the Annual Meeting), and such other matters, if any, as may be properly brought before the Annual Meeting.

     Where a shareholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of the Company's independent accountants and AGAINST the proposal to change the date of the annual meeting.

     A proxy may be revoked by filing with the Secretary of the Company prior to the exercise of the proxy either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any such matter.

                                STOCK OWNERSHIP

     Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the Company's outstanding Common Stock.

                                                          PERCENT OF
        NAME AND ADDRESS             NUMBER OF SHARES       CLASS
- ---------------------------------    ----------------     ----------
Ark Asset Management Co., Inc.           6,774,000           5.40%
One New York Plaza
New York, NY 10004
FMR Corp.                                7,376,424           5.83%
82 Devonshire Street
Boston, MA 02109
Mellon Bank Corporation and             11,037,000           8.73%
  certain of its subsidiaries
One Mellon Bank Center
Pittsburgh, PA 15258

     According to information set forth in a Schedule 13G, dated February 7, 1994 (the "Ark Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by Ark Asset Management Co., Inc. ("Ark"), Ark was the beneficial owner of 6,774,000 shares of Common Stock (approximately 5.40% of the total number of shares of Common Stock outstanding) as of December 31, 1993.

     According to information set forth in a Schedule 13G, dated February 11, 1994 (the "FMR Schedule 13G"), filed with the SEC by FMR Corp. ("FMR"), FMR was the beneficial owner of 7,376,424 shares of Common Stock (approximately 5.83% of the total number of shares of Common Stock outstanding) as of December 31, 1993. According to the FMR Schedule 13G, of those 7,376,424 shares, 7,114,388 shares (approximately 5.62% of the total number of shares outstanding) as of December 31, 1993 were beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to several investment companies. The FMR Schedule 13G also discloses that Edward C. Johnson 3d, Chairman of FMR, beneficially owns 34% of the outstanding voting common stock of FMR and that Mr. Johnson and various trusts for the benefit of Johnson family members, through their ownership of FMR's voting common stock, form a controlling group with respect to FMR.

     According to information set forth in a Schedule 13G, dated February 11, 1994 (the "Mellon Schedule 13G"), filed with the SEC by Mellon Bank Corporation and certain of its subsidiaries (collectively, "Mellon"), Mellon was the beneficial owner of 11,037,000 shares of Common Stock (approximately 8.73% of the total number of shares of Common Stock outstanding) as of December 31, 1993.

     Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 13, 1994 by each director (including Mr. Earl G. Graves, a nominee for election) of the Company and by directors and executive officers of the Company as a group. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

                                                          PERCENT OF
        NAME AND ADDRESS             NUMBER OF SHARES       CLASS
- ---------------------------------    ----------------     ----------
Robert A. Charpie................           9,731               *
Lyle Everingham..................           5,000               *
Meyer Feldberg...................           2,000               *
Earl G. Graves...................             600               *
George V. Grune..................           4,000               *
Reginald H. Jones................           1,000               *
John K. McKinley.................           5,000               *
G. William Miller................           8,028               *
Joseph Neubauer..................           6,000               *
Allen I. Questrom................           5,000               *
Ronald W. Tysoe..................          50,000               *
Karl M. von der Heyden...........           1,000               *
Marna C. Whittington.............             500               *
James M. Zimmerman...............          60,000               *
All Directors and Executive
  Officers as a Group............         225,261               *

- ---------------

* Less than one percent (1%).

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial terms of the directors in Class II will expire at the Annual Meeting, and the initial terms of the directors in Class III will expire at the Company's 1995 annual meeting of shareholders.

     In accordance with the recommendation of its Board Organization Committee, the Board has nominated Robert A. Charpie, Earl G. Graves, George V. Grune and James M. Zimmerman for election as Class II Directors for a three-year term to expire at the annual meeting in 1997, or until their successors are duly elected and qualified. In accordance with the retirement policy adopted by the Board of Directors, Mr. Reginald H. Jones, also a Class II Director, will not stand for reelection and Mr. John K. McKinley, a Class I Director, will submit his resignation from the Board as of the Annual Meeting. Information regarding the foregoing nominees, as well as the other persons who will continue to serve on the Board, is set forth below.

     A plurality of all votes cast at the Annual Meeting is required to elect each nominee as a director. The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERM EXPIRES AT THE 1997 ANNUAL MEETING

ROBERT A. CHARPIE

     Mr. Charpie, 68, has been Chairman of Ampersand Ventures, a specialty venture capital firm, since 1988. Prior thereto he was Chairman of the Board of Cabot Corporation from February 1986 until his retirement in September 1988. Mr. Charpie is also a member of the boards of directors of Alliant Techsystems, Inc., Ashland Coal, Inc., Cabot Corporation, Champion International Corporation, Ceramic Process Systems Corporation and Daniel Products Co. Mr. Charpie is a member of the Audit Review, Board Organization and Compensation Committees of the Board.

     Service as a director: 1984-1989; Since 1992

EARL G. GRAVES

     Mr. Graves, 59, has been President and Chief Executive Officer of Earl G. Graves, Ltd., a multi-faceted communications company, and is the Publisher of "Black Enterprise" magazine, which he founded in 1970. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Life & Casualty Company, Chrysler Corporation and Rohm & Haas Corporation.

     Service as a director: Nominated in 1994

GEORGE V. GRUNE

     Mr. Grune, 64, has been Chairman and Chief Executive Officer of The Reader's Digest Association, Inc. since 1984. Mr. Grune is also a member of the boards of directors of Avon Products, Inc., CPC International, Inc. and Chemical Banking Corporation. He is a member of the Audit Review, Compensation and Public Policy Committees of the Board.

     Service as a director: Since 1992

JAMES M. ZIMMERMAN

     Mr. Zimmerman, 50, has been President and Chief Operating Officer of the Company since May 1988. Mr. Zimmerman is a member of the Public Policy Committee of the Board.

     Service as a director: Since 1988

CLASS III DIRECTORS -- TERM EXPIRES AT THE 1995 ANNUAL MEETING

G. WILLIAM MILLER

     Mr. Miller, 69, has been Chairman of the Board of G. William Miller & Co., Inc., a merchant banking firm, since 1982. In addition, he was Chairman of the Board and Chief Executive Officer of Federated Stores, Inc., the former indirect parent of the Company ("FSI") from January 1990 to February 1992. Mr. Miller is also a member of the boards of directors of Georgetown Industries, Inc., Gulf Canada Resources Limited,

Kleinwort Benson Australian Income Fund, Inc., Ralphs Grocery Company and Repligen Corporation. Mr. Miller is a member of the Executive and Finance and Public Policy Committees of the Board.

     Service as a director: 1976-1978; 1981-1989; Since 1992

JOSEPH NEUBAUER

     Mr. Neubauer, 52, has been Chairman and Chief Executive Officer of The ARA Group, Inc. since 1984. He is a member of the boards of directors of The ARA Group, Inc., Bell of Pennsylvania, a subsidiary of Bell Atlantic, First Fidelity Bankcorporation, Penn Mutual Life Insurance Company and VS Services, Ltd., a Canadian company. He is a member of the Board Organization and Compensation Committees of the Board.

     Service as a director: Since 1992

ALLEN I. QUESTROM

     Mr. Questrom, 54, has been Chairman of the Board and Chief Executive Officer of the Company since February 1990; prior thereto he was President and Chief Executive Officer of the Neiman-Marcus division of the Neiman-Marcus Group, Inc. from September 1988 to February 1990. Mr. Questrom is a member of the Executive and Finance Committee of the Board.

     Service as a director: 1988; Since 1990

KARL M. VON DER HEYDEN

     Mr. von der Heyden, 57, was appointed President and Chief Executive Officer of Metallgesellschaft Corp. in December 1993. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to June 1993. He was Executive Vice President and Chief Financial Officer of RJR Nabisco from 1989 to 1993. Prior to joining RJR Nabisco, he was Senior Vice President, Chief Financial Officer and a Director of H. J. Heinz Co. Mr. von der Heyden is a member of the Audit Review, Board Organization and Public Policy Committees of the Board.

     Service as a director: Since 1992

CLASS I DIRECTORS -- TERM EXPIRES AT THE 1996 ANNUAL MEETING

LYLE EVERINGHAM

     Mr. Everingham, 67, was Chief Executive Officer of The Kroger Co. from 1978 and Chairman of the Board thereof from 1979 until his retirement in 1991. Mr. Everingham is also a member of the boards of directors of Cincinnati Milacron, Inc., Capital Holding Corporation and The Kroger Co. Mr. Everingham is a member of the Board Organization, Compensation, Executive and Finance and Public Policy Committees of the Board.

     Service as a director: Since 1992

MEYER FELDBERG

     Professor Feldberg, 52, has been Dean of the Columbia Business School at Columbia University since 1989. Professor Feldberg is also a member of the boards of directors of AMSCO International, Inco Homes,

PaineWebber Group Funds and SCI Television, Inc. He is a member of the Audit Review and Public Policy Committees of the Board.

     Service as a director: Since 1992

RONALD W. TYSOE

     Mr. Tysoe, 41, has been Vice Chairman and Chief Financial Officer of the Company since April 1990; prior thereto he was President and Treasurer of FSI from 1987 to 1992 and Chief Financial Officer of FSI from April 1990 to February 1992, and President of Campeau Corp. from April 1989 to January 1990.

     Service as a director: Since 1988

MARNA C. WHITTINGTON

     Dr. Whittington, 46, is a partner with the private investment firm of Miller, Anderson & Sherrerd, where she has been employed since 1992. Prior thereto, she was executive vice president of the University of Pennsylvania from 1988. Dr. Whittington is also a member of the boards of directors of IM&D Group, Ltd., Rohm & Haas Company and Royal Group, Inc. In addition, she is a member of the board of trustees of MAS Pooled Trust Fund. Dr. Whittington is a member of the Audit Review and Board Organization Committees of the Board.

     Service as a Director: Since 1993

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS

     The Board held 12 meetings during the fiscal year ending January 29, 1994 ("Fiscal 1993"). No director attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established the following standing committees: the Executive and Finance Committee, the Public Policy Committee, the Audit Review Committee, the Board Organization Committee and the Compensation Committee. The latter three committees are composed solely of nonemployee directors.

     Executive and Finance Committee. The Executive and Finance Committee is composed of Messrs. Everingham, Jones, McKinley, Miller and Questrom. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive and Finance Committee has and may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive and Finance Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of the Company), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend, or recommend to the shareholders of the Company the sale, lease or exchange of all or substantially all of the Company's assets, a dissolution of the Company or a revocation of a dissolution. The Executive and Finance Committee met one time during Fiscal 1993.

     Public Policy Committee. The Public Policy Committee is composed of Messrs. Everingham, Feldberg, Grune, Miller, von der Heyden and Zimmerman. This Committee establishes, when necessary or appropriate, policies involving the Company's role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on shareholder proposals relating to social or public policy matters. The Public Policy Committee met two times during Fiscal 1993.

     Audit Review Committee. The Audit Review Committee is composed of Dr. Whittington and Messrs. Charpie, Feldberg, Grune, Jones, McKinley and von der Heyden. This Committee reviews the professional services provided by the Company's independent accountants and the independence of such firm from the management of the Company. This Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's systems of internal accounting controls, and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Review Committee met seven times during Fiscal 1993.

     Board Organization Committee. The Board Organization Committee is composed of Dr. Whittington and Messrs. Charpie, Everingham, Jones, Neubauer and von der Heyden. This Committee considers and recommends criteria for the selection of nominees for election as directors and from time to time may select candidates for director for recommendation to the full Board. The full Board may also from time to time select such director candidates and in all events will act in respect of (i) the filling of any vacancies on the Board,

(ii) the recommendations of candidates for nomination for election by the shareholders of the Company and (iii) the composition of all Board Committees. The Board Organization Committee met two times during Fiscal 1993.

     The Board Organization Committee will consider nominees for director recommended by shareholders of the Company. Shareholders wishing to make such recommendations should write to the Board Organization Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information.

     Compensation Committee. The Compensation Committee is composed of Messrs. Charpie, Everingham, Grune, Jones, McKinley and Neubauer. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of the Company, and approves the salaries and other benefits of the executive officers of the Company. In addition, this Committee advises and consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Compensation Committee met eight times during Fiscal 1993.

DIRECTOR NOMINATION PROCEDURES

     The By-Laws provide that nominations for election of directors by the shareholders will be made by the Board or by any shareholder entitled to vote in the election of directors generally. The By-Laws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder's nominees, including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such shareholder, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to bring any other business before an annual meeting of the shareholders.

DIRECTOR COMPENSATION

     Nonemployee directors receive an annual base retainer fee in the amount of $25,000, and a fee of $1,250 for each Board or Board Committee meeting attended. Each such director is also entitled to receive stock options under the 1992 Executive Equity Incentive Plan, as Amended (the "Equity Plan"). Directors who are also fulltime employees of the Company receive no additional compensation for services as directors.

     On December 11, 1992, the Board approved a retirement plan for nonemployee directors of the Company. Under the terms of the retirement plan, nonemployee directors will receive an annual retainer at a rate in effect as of the date of termination of service as a director, payable in monthly increments. Full vesting will occur for nonemployee directors who have reached age 60 while serving on the Board irrespective of years of service. Vesting will occur for nonemployee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Payments under the retirement plan will commence at age 60 and will continue for the lesser of life or years of Board service. There are no survivor benefits under the terms of the retirement plan.

     Pursuant to their contracts with the Company, nonemployee directors may defer all or a portion of their retainer and meeting fees either as stock or cash credits. Six nonemployee directors have elected to have all their fees deferred as stock credits. Nonemployee directors also receive executive discounts on merchandise purchased.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the Common Stock outstanding, to file with the SEC and the New York Stock Exchange, Inc. (the "NYSE"), initial reports of ownership and reports of changes in ownership of the Common Stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. See "Stock Ownership -- Certain Beneficial Owners."

     To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations of all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during Fiscal 1993, the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of the Common Stock during Fiscal 1993.

                ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG Peat Marwick, independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending January 28, 1995, subject to ratification of such appointment by the Company's shareholders. KPMG Peat Marwick and its predecessors have served as independent accountants for the Company since 1988, and are considered well qualified. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

        ITEM 3 -- SHAREHOLDER PROPOSAL TO CHANGE DATE OF ANNUAL MEETING

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, holder of record of 200 shares of Common Stock, has informed the Company that she intends to introduce the following proposal for action at the Annual Meeting:

          "RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the second Friday in June."

     This shareholder has submitted the following statement in support of the proposal:

          "Recently the Annual Meetings were held on a date where other major corporations met."

          "It was one of the busiest days of the annual meeting season."

          "The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable."

          "Campeau Corporation -- Federated's former parent company (now Camdev) -- always met on a less crowded date. The old Federated BEFORE its acquisition by Campeau also held its meetings at dates where more shareholders could attend."

          "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST SUCH PROPOSAL FOR THE REASONS STATED BELOW. IF SUCH PROPOSAL IS PROPERLY PRESENTED AT THE ANNUAL MEETING, PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     The Board selects a date for the annual meeting that it believes is timely and convenient for the Company and its shareholders. In the Company's experience, holding the annual meeting promptly after the date on which the Company must file its annual report on Form 10-K results in the most efficient use of the Company's resources and is least disruptive of its day-to-day business. Efficiencies realized by the Company ultimately benefit its shareholders.

     In the past, "old Federated" held its annual meeting on various dates in May and June, each such date having been chosen after consideration of the then prevalent circumstances and the convenience afforded by such dates to all relevant parties. While the Company understands the desirability of having shareholders attend the annual meetings of all companies in which they hold shares, due to the large number of corporations and shareholders, scheduling conflicts are inevitable and unavoidable.

                             EXECUTIVE COMPENSATION

THREE-YEAR COMPENSATION SUMMARY

     The following table summarizes the compensation of the five most highly compensated executive officers of the Company (the "Named Executives") for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                           -------------------------------------
                                           ANNUAL COMPENSATION                      AWARDS
                                   -----------------------------------     -------------------------     PAYOUTS
                                                               OTHER       RESTRICTED     SECURITIES     -------     ALL OTHER
                                                              ANNUAL         STOCK        UNDERLYING      LTIP        COMPEN-
        NAME AND                                              COMPEN-        AWARDS        OPTIONS/      PAYOUTS       SATION
   PRINCIPAL POSITION     YEAR      SALARY        BONUS      SATION(1)       ($)(2)        SARS(#)         (3)       ($)(1)(4)
- ------------------------- -----    ---------     -------     ---------     ----------     ----------     -------     ----------
A. Questrom               1993..   1,200,000           0       191,354(5)          0              0      800,000        2,631
    Chairman & CEO         1992    1,200,000           0       191,162             0              0      800,000        2,410
                           1991    1,200,000           0                           0              0      800,000
J. Zimmerman               1993    1,000,000     232,800        42,129(6)          0        100,000           0         2,631
    President & COO        1992    1,000,000     310,400     1,960,224     1,012,500         70,000           0         2,410
                           1991    1,000,000     300,000                           0              0           0
R. Tysoe                   1993      650,000     185,700        50,910(8)          0         72,000           0         2,631
    Vice Chairman &        1992      650,000(7)  247,600       609,683       843,750         60,000           0         2,410
    CFO                    1991      650,000(7)  195,000                           0              0           0
T. Cody                    1993      518,750     185,700        67,960(9)          0         25,000           0         2,631
    Executive Vice         1992      500,000     247,600        68,297       675,000         50,000           0         2,410
    President              1991      500,000     150,000                           0              0           0
D. Broderick               1993      257,500      88,500        20,210(10)         0          5,000           0         2,631
    Senior Vice            1992      250,000      83,300        15,641       202,500         10,000           0         2,410
    President, General     1991      250,000      75,000                           0              0           0
    Counsel & Secretary

- ---------------

 (1) Pursuant to transition provisions published by the SEC, information regarding "Other Annual Compensation" and "All Other Compensation" is not presented for years prior to the fiscal year ended January 30, 1993 ("Fiscal 1992").

 (2) At January 29, 1994, the aggregate number of shares of Restricted Stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the Common Stock on January 28, 1994) were as follows: Mr. Questrom: 0 shares, $0; Mr. Zimmerman: 48,000 shares, $1,008,000; Mr. Tysoe: 40,000 shares, $840,000; Mr. Cody: 32,000 shares,
     $672,000; and Mr. Broderick: 9,600 shares, $201,600. Shares of Restricted Stock reflected in the table were awarded on February 7, 1992. The risk of forfeiture as to the number of shares originally held lapsed as to 20% of such shares as of the first anniversary of the award, and lapse 20% of such shares as of the second anniversary of the award, 15% of such shares as of each of the next two anniversaries of the award, and 30% of such shares as of the fifth anniversary of the award. Holders of Restricted Stock are entitled to receive such dividends, if any, as may be declared on the Common Stock on the same basis as other holders of Common Stock.

 (3) Consists of value-added payments to Mr. Questrom under his employment Agreement. The employment agreement with Mr. Questrom provides for him to serve as Chairman of the Board and Chief Executive Officer for a term beginning on February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"), with successive optional one-year renewals thereafter. The agreement also provides that Mr. Questrom will be entitled to receive a value-added payment upon completion of the Contract Period based on appreciation in the aggregate market value of the Common Stock of the Company and Allied Stores Corporation ("Allied") (which was merged into the Company as part of the Plan of Reorganization) during the Contract Period (adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to the Plan of Reorganization and the sale of equity). The value-added payment will equal the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0


                                       11

     and $1,000.0 million, and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, nonrefundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993 and 1994 and will be made on January 31, 1995. These payments will be credited against the contractual obligation to make any other payments under the formula described above. See "Executive
     Compensation -- Specific Compensation Practices -- Employment Agreement with Chief Executive Officer" for further information regarding Mr. Questrom's incentive arrangements.

 (4) Consists of contributions under the Thrift Incentive portion of the RITI.

 (5) For 1993, the amount shown includes $168,301 for executive discount on merchandise purchases.

 (6) For 1993, the amount shown includes $19,321 for executive discount on merchandise purchases.

 (7) In addition to the salary amounts shown, Mr. Tysoe was paid $176,346 by FSI in 1992 and $350,000 by FSI in 1991.

 (8) For 1993, the amount shown includes $22,963 for executive discount on merchandise purchases and $16,116 for use of car.

 (9) For 1993, the amount shown includes $42,168 for executive discount on merchandise purchases.

(10) For 1993, the amount shown includes $9,300 for use of car and $6,487 for executive discount on merchandise purchases.

FISCAL 1993 STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during Fiscal 1993 to the Named Executives pursuant to the Equity Plan. No grants of SARs were made during Fiscal 1993 to any of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------
                              % OF TOTAL
                               OPTIONS                   MARKET                      POTENTIAL REALIZABLE VALUE OF
               SECURITIES     GRANTED TO                PRICE ON                  ASSUMED ANNUAL RATES OF STOCK PRICE
               UNDERLYING     EMPLOYEES                  GRANT       EXPIRA-         APPRECIATION FOR OPTION TERM
                OPTIONS       IN FISCAL      PRICE        DATE         TION       -----------------------------------
    NAME       GRANTED(#)      YEAR(1)       $/SH.      $/SH.(2)       DATE        0%($)       5%($)         10%($)
- -------------  ----------     ----------     ------     --------     --------     -------     --------     ----------
A. Questrom           0           0.0%          N/A         N/A           N/A           0            0              0
J. Zimmerman     35,000(3)        2.4%       20.875(4)   23.000      06/28/03      74,375      580,635      1,357,338
                 65,000(5)        4.5%       19.375      19.375      10/29/03           0      792,014      2,007,119
R. Tysoe         30,000(3)        2.1%       20.875(4)   23.000      06/28/03      63,750      497,687      1,163,432
                 42,000(5)        2.9%       19.375      19.375      10/29/03           0      511,763      1,296,908
T. Cody          25,000(3)        1.7%       20.875(4)   23.000      06/28/03      53,125      414,739        969,527
D. Broderick      5,000(3)        0.3%       20.875      20.875      03/19/03           0       65,641        166,347

- ---------------

(1) Total of Options granted excludes Options rescinded on October 29, 1993. For further information regarding the Options, see "Compensation Committee Report on Executive Compensation -- Equity-Based Plans.

(2) The "market price" shown is the closing price on the business day immediately preceding the grant date.

(3) One-half of the Options vested and became exercisable on March 19, 1994 and the remainder of such Options will vest and become exercisable on March 19, 1995.


                                       12

(4) Represents the average daily closing price for shares of Common Stock on the NYSE from the beginning of Fiscal 1993 through June 28, 1993 (the date of the award). For further information regarding the Options, see "Compensation Committee Report on Executive Compensation -- Equity-Based Plans."

(5) One-third of the Options will vest and become exercisable on October 29, 1996, one-third will vest and become exercisable on October 29, 1997 and the remainder of such Options will vest and become exercisable on October 29, 1998. For further details on these grants, see "Compensation Committee Report on Executive Compensation -- Equity-Based Plans."

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the total number of Options held by each of the Named Executives and the aggregate value of such Options, at January 29, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF
                                                   SECURITIES            VALUE OF
                                                   UNDERLYING           UNEXERCISED
                                                   UNEXERCISED         IN-THE-MONEY
                                                   OPTIONS AT        OPTIONS AT FISCAL
                    SHARES                       FISCAL YEAR-END        YEAR-END($)
                 ACQUIRED ON        VALUE         EXERCISABLE/         EXERCISABLE/
    NAME         EXERCISE(#)     REALIZED($)      UNEXERCISABLE      UNEXERCISABLE(1)
- -------------    ------------    ------------    ---------------     -----------------
A. Questrom           0               0                       0                      0
J. Zimmerman          0               0          35,000/135,000        144,375/254,375
R. Tysoe              0               0          30,000/102,000        123,750/195,750
T. Cody               0               0          25,000/ 50,000        103,125/106,250
D. Broderick          0               0           5,000/ 10,000         20,625/ 21,250

- ---------------

(1) In-the-money Options are Options having a per share exercise price below the closing price of shares of Common Stock on the NYSE on January 28, 1994. The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money Options exceeds the aggregate exercise price payable upon such exercise.

FISCAL 1993 LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth certain information with respect to award opportunities of the Named Executives under the Company's long-term cash incentive program for the 1993-1995 measurement period. The cash payment under this program is scheduled to occur in 1996.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                   PERFORMANCE          ESTIMATED FUTURE PAYOUTS
                    OR OTHER           UNDER NON-STOCK-PRICE-BASED
                     PERIOD                     PLANS(1)
                      UNTIL        -----------------------------------
                   MATURATION      THRESHOLD      TARGET       MAXIMUM
     NAME           OR PAYOUT         ($)           ($)          ($)
- ---------------    -----------     ---------     ---------     -------
A. Questrom(2)          N/A             N/A            N/A        N/A
J. Zimmerman           1995          77,600        194,000     310,400
R. Tysoe               1995          61,900        154,750     247,600
T. Cody                1995          61,900        154,750     247,600
D. Broderick           1995          28,000         70,000     112,000

                                       13

- ---------------

(1) See "Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive" for further information regarding the long-term cash incentive program for the Company's Named Executives other than Mr. Questrom.

(2) See "Executive Compensation -- Specific Compensation Practices -- Employment Agreement with Chief Executive Officer" for further information regarding Mr. Questrom's incentive arrangements.

     CHANGE-IN-CONTROL AGREEMENTS. Effective as of the Plan of Reorganization effective date, the Company entered into a change-in-control agreement ("Change-in-Control Agreement") with each of its executive officers other than Mr. Questrom (whose employment agreement contains certain severance provisions, as described below) and certain other officers and key employees. Under the Change-in-Control Agreements, if, prior to February 5, 1996, a change in control occurs and thereafter the Company or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by the Company, cause (as defined in the Change-in-Control Agreement) therefor does not exist, the executive would be entitled to a cash severance benefit equal to 120% of the base salary that the executive would have received during the three-year period following such termination had such termination not occurred (based generally upon the executive's then-current salary). However, in the case of any termination after February 4, 1993, the cash severance benefit otherwise payable under the agreement would be reduced by an amount equal to the product of (i) the cash severance benefit otherwise payable and (ii) a fraction, the numerator of which is the number of days between February 4, 1993, and the termination date and the denominator of which is 1,095 (except that this reduction may not exceed 240% of base salary). The cash severance benefit payable under the Change-in-Control Agreements will also be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and the Company are parties or in which the executive is a participant. After a termination of employment under circumstances in which the executive is eligible for the cash severance benefit, the executive would be entitled to certain welfare benefits for a minimum of one year, and to a prorated portion of any long-term incentive awards under the Bonus Plan described below, if applicable. The executive would also be paid an amount pursuant to the Change-in-Control Agreement to reimburse the executive for any excise tax imposed under sections 280G and 4999 of the Internal Revenue Code, including any tax payable by reason of such reimbursements.

     RETIREMENT PROGRAMS. The retirement program previously established by the Company (the "Federated Program") and the retirement program previously established by Allied (the "Allied Program") are the primary programs for providing retirement benefits to the Company's employees. Both programs consisted of a defined benefit plan and a defined contribution plan. Effective July 1, 1993, the Allied defined contribution plan was merged into the Federated defined contribution plan. As of January 1, 1994, approximately 52,500 employees participated in the Federated Program, of whom approximately 12,300 participated in the Allied defined benefit plan. The executive officers of the Company are participants in the Federated Program. Accordingly, the Federated Program is described below.

     To allow the Federated Program to provide benefits based on a participant's total compensation, the Company adopted a Supplementary Executive Retirement Plan ("SERP") when it adopted its defined benefit plan. The Company's SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums, as well as amounts deferred under the Company's Executive Deferred Compensation Plan ("EDCP") effective November 1, 1993, in each case based on the same formula contained in the Company's defined benefit plan. As of January 1, 1994, approximately 407 employees were eligible under the terms of the Company's SERP. The Company has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Federated Program or the Allied Program, as the case may be, in accordance with applicable law.

     Under the Federated Program, a participant retiring at normal retirement age is eligible to receive monthly benefit payments calculated using a plan formula that is based on the participant's years of service and final average compensation, taking into consideration the participant's Retirement Profit Sharing Credits (as discussed below).

     Prior to adoption of the defined benefit plan under the Federated Program, the Company's primary means of providing retirement benefits to employees was through the Retirement Income and Thrift Incentive Plan ("RITI"), a defined contribution profit sharing plan. With the defined benefit plan in place, the Company continued, and presently expects to continue, to make contributions to the Thrift Incentive portion of RITI as described below. An employee's accumulated retirement profit sharing interests ("Retirement Profit Sharing Credits") in the Retirement Income portion of RITI, which accrued prior to January 1, 1984, continue to be maintained and invested until retirement, at which time they are distributed. It is impractical to estimate the accrued benefits upon retirement of any participant or group of participants in the Thrift Incentive portion of RITI under the Federated Program because the amount, if any, that will be contributed by the Company and credited to a participant in any year is determined by such variable factors, among others, as the amount of the income of the Company, the number of participants in the plan, their annual contributions to the plan, the amount of the matching contributions of the Company, and the earnings on participants' accounts.

     The following table shows the estimated hypothetical annual benefits payable under the Company's define benefit plan and SERP to persons retiring at their normal retirement age on January 1, 1994 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Federated Program elects a single life annuity distribution of his or her Retirement Profit Sharing Credits and the annual payments under such distribution would not exceed the level set forth below. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings "Salary" and "Bonus" and amounts deferred as stock credits under EDCP that are not so reflected, but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." Mr. Questrom's eligible compensation for 1993 was $1,200,000; the eligible compensation for 1993 of each of the other Named Executives did not vary by more than 10% from the total amount of his compensation for 1993 reflected in the Annual Compensation portion of the Summary Compensation Table.

  FINAL                                   YEARS OF SERVICE
 AVERAGE       ----------------------------------------------------------------------
COMPENSATION       15             20             25             30             35
- ----------     ----------     ----------     ----------     ----------     ----------
$250,000...        50,456         67,274         84,093        100,911        100,911
300,000...         60,956         81,274        101,593        121,911        121,911
350,000...         71,456         95,274        119,093        142,911        142,911
400,000...         81,956        109,274        136,593        163,911        163,911
450,000...         92,456        123,274        154,093        184,911        184,911
500,000...        102,956        137,274        171,593        205,911        205,911
750,000...        155,456        207,274        259,093        310,911        310,911
1,000,000..       207,956        277,274        346,593        415,911        415,911
1,250,000..       260,456        347,274        434,093        520,911        520,911
1,500,000..       312,956        417,274        521,593        625,911        625,911

     Messrs. Questrom, Zimmerman, Tysoe, Cody and Broderick have completed 26, 25, 5, 11 and 6 years of credited service, respectively, and their estimated annual retirement benefits at normal retirement age from the Company's defined benefit plan and SERP, assuming their present eligible compensation remain unchanged, would be $435,243, $451,388, $346,982, $251,360 and $127,313,
respectively.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING INFORMATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

     The Company's basic compensation policies and practices were established in connection with its reorganization under chapter 11 ("Reorganization Proceedings"), including implementation of a comprehensive executive compensation program, principally intended to: (i) provide appropriate incentives designed to aid in assuring the accomplishment of the Company's performance and financial objectives; (ii) help ensure that the Company is able to attract and retain top-quality management personnel; and (iii) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in the shareholder value.

     This program was developed with the assistance of independent compensation and other advisors, reviewed in detail with representatives of the Company's creditor constituencies during the course of the development of the Plan of Reorganization, and approved in connection with the Plan of Reorganization. The program consists of the following components: (i) Base Salary -- targeted at a competitive level within the retail industry for competitive performance; (ii) Performance-Based Annual Cash Incentive -- based on attainment of specific financial objectives for the total corporation, operating unit, or individual;
(iii) Performance-Based Long-term Cash Incentive -- based on Company-wide performance against three-year financial performance objectives, as well as performance against peers; and (iv) Equity -- in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and restricted stock, the ultimate value of which is, also, directly tied to creation of shareholder value. The companies to which comparisons are made for purposes of determining competitive base salary levels and assessing Company-wide performance against peers are included in indices in the graph set forth under the caption "Total Stockholder Return." Information relating to each of the foregoing components is set forth below.

     During 1993 the Compensation Committee, with the assistance of executive compensation consultants from KPMG Peat Marwick, reviewed the total compensation provided to executives to ensure that it is consistent with the Company's performance-driven policies. Based upon this review, the Committee has continued substantially all the programs established and approved in connection with the Plan of Reorganization. The Compensation Committee's present policy in making decisions regarding executive compensation payments and awards is to consider whether such payments and awards are deductible for federal income tax purposes along with such other factors as may be relevant in the circumstances.

     The Company's overall executive compensation program and each of its components are administered by the Committee, based on authority delegated by the Board. All of the members of the Committee are nonemployee directors and, in the opinion of the Board, are independent of any relationships with any officer or other person that would prevent such directors from making independent judgments with respect to matters pertaining to executive compensation generally or as applied to any specific officer. No executive officer of the Company serves on any other boards of directors with any member of the Board or the Committee.

SPECIFIC COMPENSATION PRACTICES

     EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER. Mr. Questrom became the Chairman of the Board and Chief Executive Officer of the Company and Allied Stores Corporation ("Allied") in February 1990 following the Company's initiation of Reorganization Proceedings in January 1990. His compensation arrangements are set forth in an employment agreement that was approved by the Bankruptcy Court, effective February 2, 1990.

     In general, the employment agreement with Mr. Questrom provides for him to serve as Chairman of the Board and Chief Executive Officer for a term beginning February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"). The agreement provides for combined annual base compensation of $1.2 million. The agreement also provides that Mr. Questrom will be entitled to receive a value-added payment upon completion of the Contract Period based on appreciation in the aggregate market value of the Common Stock of the Company and Allied (which was merged into the Company as part of the Plan of Reorganization) during the Contract Period (adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to the Plan of Reorganization and the sale of equity) over a base value to be determined by a third-party investment banking firm in accordance with the terms of the agreement. The value-added payment will equal the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 and $1,000.0 million, and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, non-refundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent non-refundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993 and 1994, with a final value-added payment of $800,000 to be made January 31, 1995.

     It is not possible to determine at this time the aggregate amount of value-added payments to which Mr. Questrom may ultimately become entitled pursuant to his employment agreement. However, during 1993, the investment banking firm (J. P. Morgan Securities Inc.) determined that the base value for purposes of Mr. Questrom's employment agreement was $1,627.4 million, subject to adjustment for changes in equity. Based upon this determination, and if, as provided in Mr. Questrom's employment agreement, the investment banking firm selected by the Board to determine the increase in the aggregate value of Common Stock during the Contract Period determines that the public trading price of the Common Stock as of the final valuation date (January 28, 1995) accurately reflects the market value of the Company without minority discount, the aggregate value-added payments (inclusive in each case of the $6.0 million of non-refundable payments described above) would be as follows (assuming an aggregate of 126.5 million shares of Common Stock are outstanding at January 28,
1995): assuming final aggregate market values of approximately $21.00 per share ($2,656.5 million), $24.00 per share ($3,036.0 million) and $27.00 per share ($3,415.5 million), aggregate value-added payments to Mr. Questrom would be $11.8 million, $19.4 million and $27.0 million, respectively. Should the final aggregate market value fall below $18.00 per share ($2,277.0 million), the aggregate value-added payments would not exceed the $6.0 million of non-refundable payments described above. If it is not determined that the public trading price of the Common Stock accurately reflects the value of the Company, then the Board will select an investment banking firm to determine such value based on the market value of similar businesses taking into account net income, cash flow, capital structure and such other factors as such investment banking firm deems relevant in establishing such value.

     The limitations on deductibility of certain executive compensation payments imposed under the 1993 federal income tax amendments will not apply to payments made under Mr. Questrom's employment agreement, provided that such agreement is not amended in any material respect (which the Compensation Committee has no present intention to authorize).

     Termination of Mr. Questrom's employment agreement other than for "cause" or termination of the agreement by Mr. Questrom for "good reason" would entitle Mr. Questrom to receive a lump-sum payment of all salary and annual value-added payments that would have been paid during the remaining portion of the Contract Period or any subsequent renewal period but for such termination. The term "cause" is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Questrom in good faith to have been in or not opposed to the interests of the Company, or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Questrom met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws of the Company or the laws of the State of Delaware. The term "good reason" is defined generally to include (a) the assignment to Mr. Questrom of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (b) any material failure by the Company to comply with any of the provisions of the agreement; (c) failure of Mr. Questrom to be reelected Chairman of the Board and Chief Executive Officer of the Company or to be reelected to membership on the Board; or (d) any purported termination by the Company of Mr. Questrom's employment otherwise than as expressly permitted by the agreement. In light of the provisions of his employment agreement, which preceded the creation of the Committee, Mr. Questrom does not participate in any other cash or stock-related compensation programs of the Company. However, the Committee is taking an active role in administering the execution of the provisions of Mr. Questrom's contract, including the valuation of the payment to be made in 1995.

     Mr. Questrom's employment agreement will expire on February 2, 1995. The Committee is engaged in discussions with Mr. Questrom to establish terms for continuation of his service.

     EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Each of the Company's other executive officers, along with a number of other key employees, is a party to an employment agreement with the Company. Most of these agreements have a three-year term, although several are for two years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Zimmerman, Tysoe, Cody and Broderick presently specify the following respective annual base salary rates and expiration dates: $1.0 million, June 30, 1996; $700,000, June 30, 1995; $550,000, June 30, 1995; and $278,000, June 30, 1995, respectively.

     The Committee reviews the compensation levels and other terms of employment of each of the Company's executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee presently expects the Company will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements, and intends, over time, to reduce the extent to which such agreements are used.

     ANNUAL CASH INCENTIVE. For Fiscal 1992 and Fiscal 1993, the Company's executive officers (other than Mr. Questrom) participated in an annual cash bonus plan that was tied directly to Company performance. The annual cash bonus opportunity for Messrs. Zimmerman, Tysoe and Cody is based 100% upon the Company's performance against specific "EBIT" (Earnings Before Interest and Taxes) targets established by the Compensation Committee consistent with the Company's annual business plan, while 75% of Mr. Broderick's incentive opportunity is based upon Company EBIT performance, with the remaining 25% based upon his performance compared to specific individual objectives. Following full Board approval of the Company's annual business plan, the Committee establishes minimum threshold, target, and maximum EBIT levels, and a minimum targeted ratio of EBIT to sales. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. The Company's actual earnings and earnings rate for Fiscal 1993 exceeded the earnings and earnings rate targets approved by the Board. Accordingly, Messrs. Zimmerman, Tysoe, Cody and Broderick earned bonuses which slightly exceeded the target annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. The Committee has reviewed and approved the 1994 annual cash incentive EBIT and EBIT rate performance targets for the executive group and the corresponding annual cash bonus incentive opportunity.

     LONG-TERM CASH INCENTIVE. The long-term cash incentive plan for the Company's executive officers (other than Mr. Questrom) is based on the Company's three-year performance against specified financial objectives established in connection with the Company's long-term business plan. Both the 1992-1994 program and the 1993-1995 program are based upon the Company's performance against a cumulative EBIT target and an EBIT rate target, which together account for 60% of the incentive opportunity, as well as the Company's performance compared to a designated group of peer companies, which comprises the remaining 40% of the incentive opportunity. Consistent with the Company's long-term business plan approved by the full Board, the Committee annually establishes new three-year minimum threshold, target and maximum EBIT objectives and a minimum EBIT rate objective, which remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. The first potential cash payout is scheduled for 1995 for performance during the 1992-1994 measurement period; for both Fiscal 1992 and Fiscal 1993, the Company's earnings exceeded target. The Committee has reviewed and approved the 1994-1996 long term cash incentive cumulative EBIT and EBIT rate performance targets for the executive group and the corresponding long-term cash bonus incentive opportunity for each participant.

     EQUITY-BASED PLANS. Stock option awards were granted in Fiscal 1993 by the Committee to each of the Named Executives (other than Mr. Questrom) pursuant to the Executive Equity Incentive Plan approved as part of the Plan of Reorganization, and amended in 1993 (as amended, the "Equity Plan"). No restricted stock awards were made to any of the Named Executives in Fiscal 1993.

     Stock option awards made in Fiscal 1993 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to the Company each is anticipated to make. In granting these performance-based awards, the Named Executives and other key employees were provided with an immediate financial interest in increasing shareholder value.

     Options under the Equity Plan were generally granted at 100% of fair market value, have a 10-year term, and typically vest over two years, although a limited number of awards were made whereby one-third of the shares vest in each of the third, fourth, and fifth years following the grant. The restrictions lapse on all of the restricted stock awards over a five-year period. As of the end of Fiscal 1993 and representing, net of forfeitures, awards made in 1992 and 1993, 768,900 restricted shares had been granted to 166 employees, and options to purchase 3,097,275 shares of Common Stock, net of forfeitures, had been awarded to more than 820 employees.

     At its March 19, 1993 meeting the Committee deferred action on equity awards to certain Named Executives (Messrs. Zimmerman, Tysoe and Cody) to a later meeting of the Committee at which time it would have received additional information from its executive compensation consultants, KPMG Peat Marwick.

     At its June 28, 1993 meeting the Committee reviewed a report prepared by KPMG Peat Marwick. This report indicated that the compensation elements of the Company's executive compensation program were fully competitive with the compensation programs in place in the retailing industry. At this meeting, a regular stock option award was made to Messrs. Zimmerman, Tysoe and Cody, and a special stock option award was made to Messrs. Zimmerman and Tysoe. Mr. Zimmerman received a regular award for 35,000 shares, Mr. Tysoe received a regular award for 30,000 shares, and Mr. Cody received a regular award for 25,000 shares. Each of these awards vested or will vest 50% in March 1994 and 50% in March 1995 (the dates at which these awards would have become vested had the awards been made in March). The exercise price for these options was 100% of the average daily closing price on the NYSE from the beginning of the then current fiscal year to the date of the grant, which price was $20.875.

     The special award of 65,000 shares and 42,000 shares was considered by the Committee for grant to Mr. Zimmerman and to Mr. Tysoe, respectively, in view of their outstanding performance. The Committee had intended that these options would vest one third on June 28, 1996, one third on June 28, 1997 and one third on June 28, 1998, with the exercise price being the closing price of $23.00 on June 25, 1993, and that such awards would be presented to the Board of Directors for approval. However, as a result of a misunderstanding by the Company of the action taken by the Committee, the Company believed that the Committee granted the special awards at the same exercise price and with the same vesting triggering date as the regular awards to Messrs. Zimmerman and Tysoe. The Company communicated the special awards prior to approval by the Board of Directors to Messrs. Zimmerman and Tysoe with such terms. A Form 4 reflecting such terms was filed with the SEC on behalf of Messrs. Zimmerman and Tysoe. As reflected in the table below, the Committee, at its regular meeting of October 29, 1993, rescinded the planned special awards of June 28, 1993, which had not been presented to the Board of Directors for approval, and awarded Mr. Zimmerman options to purchase 65,000 shares and Mr. Tysoe options to purchase 42,000 shares. An additional Form 4 was filed with the SEC reflecting such recission and new stock option award. These options will vest one third each on October 29, 1996, October 29, 1997 and October 29, 1998, with the exercise price being the closing price of $19.375 on October 28, 1993, and the recommendations were presented to, and approved by, the Board of Directors at its meeting on October 29, 1993. The Committee concluded that the rescission and grant of new options was equitable given the confusion that had occurred and the delay that had ensued. Although the actions relating to these special stock option awards technically resulted in a repricing as set forth in SEC Regulation S-K, it was not the desire of the Committee to grant these executives options at a lower price, but rather to correct the error that had been made and have the Board of Directors approve the special awards made to these executives.

                           TEN-YEAR OPTION REPRICINGS

                              NUMBER OF                                                      LENGTH OF
                              SECURITIES    MARKET PRICE       EXERCISE                       ORIGINAL
                              UNDERLYING    OF STOCK AT        PRICE AT                     OPTION TERM
                               OPTIONS        TIME OF          TIME OF          NEW         REMAINING AT
                              REPRICED      REPRICING OR     REPRICING OR     EXERCISE        DATE OF
                                 OR          AMENDMENT        AMENDMENT        PRICE        REPRICING OR
    NAME           DATE        AMENDED          ($)              ($)            ($)          AMENDMENT
- -------------    ---------    ---------     ------------     ------------     --------     --------------
J. Zimmerman      10/29/93      65,000         19.375           23.000         19.375      9 yrs. 8 mos.
R. Tysoe          10/29/93      42,000         19.375           23.000         19.375      9 yrs. 8 mos.

     In 1992, the Committee authorized option awards for 1,948,700 shares to over 750 individuals, in part concurrent with the Company's emergence from chapter 11. In light of the Company's continued improvement in operating and financial performance, awards in March of 1993 were made representing in the aggregate approximately 50% of the initial option shares granted in February 1992. In recognition of the Company's sustained earnings performance throughout Fiscal 1992 and Fiscal 1993, and to provide additional incentives to further improve the Company's performance in 1994 and beyond, the Committee authorized additional option awards in March 1994 which again, in the aggregate, approximated 50% of the options awarded to individuals in Fiscal 1992. Individual awards, including those made to executive officers, reflected individual as well as Company performance. These awards were within the 9,600,000 shares authorized in the Equity Plan.

CONCLUSION

     The Compensation Committee believes that the compensation policies and arrangements made or adopted in connection with the Company's Reorganization Proceedings, such as the Company's employment agreement with Mr. Questrom, were critical to the Company's ability to successfully deleverage itself. The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the primary mission of the full Board of increasing long-term stockholder value.

                                            Respectfully submitted,

                                            John K. McKinley, Chairman
                                            Robert A. Charpie
                                            Lyle Everingham
                                            George V. Grune
                                            Reginald H. Jones
                                            Joseph Neubauer

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from February 5, 1992 (the date on which trading in the Common Stock on the NYSE commenced) through January 29, 1994, assuming an initial investment of $100 and the reinvestment of all dividends.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Joseph Neubauer, a director of the Company and a member of the Compensation Committee, is Chairman and CEO of The ARA Group, Inc. ("ARA"), which has entered into an agreement with The Bon, Inc., a wholly-owned subsidiary of the Company ("The Bon"), to operate food and beverage services for nine Bon Marche stores. ARA operates on a limited profit and loss basis pursuant to which ARA returns to The Bon a portion of sales revenues in excess of operating expenses and a service fee. In Fiscal 1993, the sales revenues attributable to ARA's operations were approximately $2,337,700.

               SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1995 annual meeting of shareholders must be received in writing by the Secretary of the Company by December 16, 1994, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1995 annual meeting.

                                 OTHER MATTERS

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and actually voted would be required with respect to any such matter brought to a shareholder vote.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Annual Report of the Company for Fiscal 1993, which is being mailed to the shareholders together herewith, is not to be regarded as proxy soliciting material. The Company may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, the Company has engaged the firm of Corporate Investor Communications, Inc. ("CIC"), of Carlstadt, New Jersey, to assist in the solicitation of proxies on behalf of the Board of Directors. CIC will solicit proxies with respect to the Common Stock of the Company held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to the Company will not substantially exceed $15,000.

                                            DENNIS J. BRODERICK
                                            Secretary

April 19, 1994

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN
   IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE
                             IF MAILED IN THE UNITED STATES.

                                    APPENDIX

     Pursuant to Items 304(a) and 304(d)(1) of Regulation S-T, the performance chart required by Item 402(1) of Regulation S-K was filed with the Securities and Exchange Commission on or about April 15, 1994 under Form SE.

                       FEDERATED DEPARTMENT STORES, INC.

           PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 20, 1994

     The undersigned holder of shares of Common Stock of Federated Department Stores, Inc. (the "Company") hereby appoints Lyle Everingham, Ronald W. Tysoe and Karl M. von der Heyden, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company at 7 West Seventh Street, Cincinnati, Ohio, at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 20, 1994, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 4 AND AGAINST ITEM 3.

                          (Continued, and to be dated and signed, on other side)

/   /
PLEASE MARK BOXES /X/ IN BLUE OR BLACK INK.

DIRECTORS RECOMMEND A VOTE FOR ELECTION OF DIRECTORS, A VOTE FOR PROPOSALS 2 AND
                       4, AND A VOTE AGAINST PROPOSAL 3.
- --------------------------------------------------------------------------------

  1. Election of Directors   / / FOR all       / / To WITHHOLD AUTHORITY to vote for any individual nominee,          / / Exceptions
                                 nominees          place an "X" in this box and strike a line through the nominee's
                                 listed below      name listed below.

(Class II Directors) Nominees for a three-year term: Robert A. Charpie, Earl G.
               Graves, George V. Grune, James M. Zimmerman

  2. Ratify the Selection of KPMG Peat Marwick as the          3. Adoption of the shareholder proposal (if such proposal is
     Company's independent accountants for the fiscal             properly presented at the annual meeting) to change the date of
     year ending January 28, 1995.                                the annual meeting to the second Friday in June.
           FOR / /     AGAINST / /     ABSTAIN / /                      FOR / /     AGAINST / /     ABSTAIN / /

  4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
                                           FOR / /     AGAINST / /     ABSTAIN / /

                                PROXY DEPARTMENT
                           NEW YORK, N.Y. 10203-0107

                                                                                           Address change mark here / /
                                                                                           THIS PROXY SHOULD BE DATED, SIGNED BY
                                                                                           THE SHAREHOLDER AS HIS OR HER NAME
                                                                                           APPEARS BELOW, AND RETURNED PROMPTLY IN
                                                                                           THE ENCLOSED ENVELOPE. JOINT OWNERS
                                                                                           SHOULD EACH SIGN PERSONALLY, AND
                                                                                           TRUSTEES AND OTHERS SIGNING IN A
                                                                                           REPRESENTATIVE CAPACITY SHOULD INDICATE
                                                                                           THE CAPACITY IN WHICH THEY SIGN.

                                                                                           Dated:                            , 1994
                                                                                           ---------------------------------------
                                                                                                    Signature of Shareholder
                                                                                           ---------------------------------------
  Please mark, sign and return this proxy card promptly, using the envelope provided.               Signature of Shareholder